Exhibit 99.1

JLL Income Property Trust
Closes Senior Secured Real Estate Loan on
Charleston Apartment Community

Investments in attractive private debt sector now surpass $100 million

Chicago (March 21, 2024) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $7 billion in portfolio equity and debt investments, announced today that it originated a $48 million senior, secured floating rate first mortgage loan on an institutional-quality apartment community in Charleston, South Carolina. The loan has an initial three-year term, earns an interest rate of 3.85% above SOFR – the Secured Overnight Financing Rate – with a SOFR floor of 4%, and is projected to deliver a yield of approximately 8 to 9%.

With this most recent loan, JLL Income Property Trust has now surpassed $100 million in its senior secured floating rate first mortgage portfolio. In a market environment where traditional real estate debt sources are facing balance sheet and legacy portfolio challenges that have resulted in significantly curtailed lending, JLL Income Property Trust has capitalized by originating real estate loans that complement and further diversify its core, multi-sector property portfolio while also potentially enhancing investment performance.

“With continued disruption in the traditional real estate lending markets, we see tremendous opportunities to make accretive loans on attractive properties that add value to our diversified real estate portfolio,” said Allan Swaringen, President, and CEO of JLL Income Property Trust. “This Charleston investment is expected to provide JLL Income Property Trust with durable cash flows, downside protection through a senior position to the equity investment in the property, and added diversification to our portfolio of core equity and debt investments.”

Swaringen continued, “This investment brings our senior secured first mortgage loan portfolio to more than $100 million. Over time we intend to invest a meaningful allocation toward this private debt sector to capitalize on this higher interest rate environment to the benefit of our stockholders.”

The property is a 358-unit apartment community spread across 13 three-story residential buildings. The property is located in North Charleston, two miles from Charleston International Airport and seven miles from United States Joint Airforce Charleston, the largest employer in the region. Ongoing development in the market includes a $1 billion medical campus for Roper St. Francis Healthcare located one mile west of the property that is expected to bring more than 2,000 jobs to the area. Other major employers in the area include Boeing, the Medical University of South Carolina, Trident Health System and the Charleston County School District, among others.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $89 billion of assets in private and public real estate property and debt investments as of Q4 2023. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 228 2048
Email: alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com